Exhibit 4

POWER OF ATTORNEY

The undersigned hereby constitute and appoint Jane Spray and John J. Fisher, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts, including without limitation, to execute and file on the undersigned’s behalf, both as an individual and on behalf of the Fisher Family L.P., any and all instruments including Forms 3, 4 and 5 and Schedules 13D and 13G (collectively, the “Filings”), and any amendments, supplements or successor forms thereto pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the undersigned’s reporting obligations pursuant to Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of Jane Spray and John J. Fisher and each of them shall continue until the undersigned is no longer required to file any of the Filings, unless earlier revoked in writing.

The undersigned acknowledges that neither of the attorneys-in-fact are assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

NAME	DATE

/s/ Donald G. Fisher
Donald G. Fisher	December 15, 1998

/s/ Doris F. Fisher
Doris F. Fisher	December 15, 1998

/s/ John J. Fisher
John J. Fisher	December 15, 1998

/s/ Robert J. Fisher
Robert J. Fisher	December 15, 1998

/s/ William S. Fisher
William S. Fisher	December 15, 1998